EXHIBIT 99.1

	Contact:	Greg Eden
508-293-7195
FOR IMMEDIATE RELEASE		eden_greg@emc.com

EMC REPORTS SECOND QUARTER RESULTS

Revenue Increased 33%; Fourth Consecutive Quarter of Double-Digit Revenue Growth

HOPKINTON, Mass. – July 20, 2004 – EMC Corporation (NYSE:EMC) today reported financial results for the second quarter of 2004, achieving its fourth consecutive quarter of double-digit year-over-year revenue growth and more than doubling net income compared with the year-ago period.

Total consolidated revenue for EMC’s second quarter was $1.97 billion, 33% higher than the $1.48 billion reported for the second quarter of 2003. Net income for the quarter was $193 million or $.08 per diluted share, 136% higher than the $82 million or $.04 per diluted share reported for the second quarter of 2003.

Joe Tucci, EMC’s President and CEO, said, “I was pleased with our overall execution and financial results in the second quarter. Clearly the highlight of the quarter was our strong double-digit year-over-year revenue growth and resulting market-share gains in each of our business lines. The main driver of this growth was strong execution of our information lifecycle management strategy and solutions, which are enjoying an excellent reception from our customers and the overall IT marketplace.

“I continue to believe the overall market environment for storage and information management technology is rich with opportunity yet challenging, as customers continue to demand more from IT providers. They are looking for broader ‘best of breed’ solution sets and better service and support, and they are uncompromising when it comes to improving the total cost of ownership and overall returns on their IT investments. We think our strategy and our portfolio are very well suited for this challenge.”

Core EMC revenue, which excludes product and service revenue from EMC’s Documentum, LEGATO Software and VMware businesses, grew 19% compared with the second quarter of 2003. Core EMC international revenue grew 24%, with double-digit revenue growth in each major geography including Europe, Asia and Latin America.

Bill Teuber, EMC’s Executive Vice President and Chief Financial Officer, said, “Our extensive product and services portfolio and expanded market reach helped us to achieve our financial goals in the second quarter. We continued to drive revenue growth, improve gross margins and increase cash flow, while improving operating income to more than 12% of revenues — putting us squarely on track to reach our mid-teens operating margin goal by the end of the year.”

Second Quarter Highlights

EMC systems revenue grew 16% compared with the year-ago quarter as customers around the world aligned the value of their information to the appropriate platform within EMC’s expanded family of tiered information storage. EMC’s systems business in the quarter was led by EMC CLARiiON and EMC Celerra NAS platforms, which both had revenue growth of more than 40% compared with the year-ago quarter.

EMC software revenue increased 64% compared with the same period a year ago, buoyed by strong double-digit growth from sales of EMC’s core storage software and the impact of the Documentum, LEGATO Software and VMware acquisitions. LEGATO Software delivered a record second quarter, driven by a 20% year-over-year increase in software license sales. Documentum also achieved double-digit year-over-year growth, with revenues increasing 14%.

VMware delivered record quarterly revenues in its second quarter as a separate subsidiary of EMC, as organizations turned to the virtual infrastructure software leader to virtualize industry-standard servers and desktops throughout the enterprise.

EMC services revenue grew 45% compared with the year-ago quarter, driven by increased software maintenance revenue, customer demand for information lifecycle management solutions and the impact of EMC’s recent acquisitions.

EMC expanded its market reach through major new and enhanced partner agreements during the quarter. EMC announced it will resell Advanced Digital Information Corporation’s (ADIC) tape library solutions to broaden its lineup of tiered networked storage; Langchao Electronic Information Industry Corp., Ltd., a leading server vendor in China, agreed to OEM the entire line of EMC CLARiiON products; Dell added EMC’s LEGATO backup and replication software to its storage management offering; and VMware strengthened its relationships with systems vendors IBM and HP.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or business combinations that may be completed after the date hereof. The Business Outlook set forth in EMC’s news releases dated January 22, 2004, April 15, 2004, and June 10, 2004, still represents EMC’s current expectations unless specifically superceded by these or previously issued statements:

•	Consolidated revenues for the third quarter of 2004 are expected to be around $2.0 billion.
•	Diluted earnings per share for the third quarter of 2004 are expected to be $0.08 to $0.09.
•	Research and development expenses, as a percentage of revenue, are expected to be around 11% for 2004.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information storage and management that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

EMC, Documentum, LEGATO and VMware are registered trademarks and EMC CLARiiON and EMC Celerra are trademarks of EMC Corporation. All other trademarks are the property of their respective owners.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) risks associated with acquisitions and investments, including the challenges and costs of integration, restructuring and achieving anticipated synergies associated with the acquisitions of LEGATO Systems, Inc., Documentum, Inc. and VMware, Inc.; (iv) competitive factors, including but not limited to pricing pressures; (v) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (vi) component quality and availability; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) insufficient, excess or obsolete inventory; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.

EMC CORPORATION

Consolidated Statements of Income

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues:
Product sales	$1,455,779	$1,125,063	$2,834,375	$2,176,041
Services	515,405	354,237	1,008,438	687,410

	1,971,184	1,479,300	3,842,813	2,863,451

Costs and expenses:
Cost of product sales	738,899	660,735	1,444,845	1,274,079
Cost of services	234,360	174,483	462,374	347,469
Research and development	205,107	176,788	409,703	357,202
Selling, general and administrative	548,859	393,262	1,083,484	777,813
Restructuring and other special charges	4,460	3,566	32,688	24,089

Operating income	239,499	70,466	409,719	82,799

Investment income	36,007	51,186	77,037	104,323
Interest expense	(1,722)	(1,175)	(3,695)	(2,039)
Other expense, net	(2,195)	(274)	(7,972)	(5,984)

Income before taxes	271,589	120,203	475,089	179,099
Income tax provision	78,785	38,464	142,480	62,177

Net income	$192,804	$81,739	$332,609	$116,922

Net income per weighted average share, basic	$0.08	$0.04	$0.14	$0.05

Net income per weighted average share, diluted	$0.08	$0.04	$0.14	$0.05

Weighted average shares, basic	2,403,786	2,187,267	2,409,690	2,187,134

Weighted average shares, diluted	2,445,902	2,210,614	2,452,049	2,205,629

As a % of total revenue:
Gross margin	50.6%	43.5%	50.4%	43.4%
Selling, general and administrative	27.8%	26.6%	28.2%	27.2%
Research and development	10.4%	12.0%	10.7%	12.5%
Operating income	12.2%	4.8%	10.7%	2.9%
Net income	9.8%	5.5%	8.7%	4.1%

EMC CORPORATION

Consolidated Balance Sheets

(in thousands, except per share amounts)

Unaudited

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,562,577	$1,869,426
Short-term investments	726,488	928,248
Accounts and notes receivable, less allowance for doubtful accounts of $41,587 and $39,482	962,155	952,421
Inventories	544,023	514,015
Deferred income taxes	299,578	271,746
Other current assets	135,646	151,448

Total current assets	4,230,467	4,687,304
Long-term investments	4,421,072	4,109,911
Property, plant and equipment, net	1,583,240	1,610,182
Intangible assets, net	537,444	475,295
Other assets, net	481,038	426,472
Goodwill, net	3,212,258	2,711,677
Deferred income taxes	23,913	72,019

Total assets	$14,489,432	$14,092,860

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term obligations	$4,103	$7,104
Accounts payable	433,805	414,251
Accrued expenses	952,823	1,009,696
Income taxes payable	471,374	436,434
Deferred revenue	848,046	679,044

Total current liabilities	2,710,151	2,546,529
Deferred revenue	529,655	451,296
Long-term convertible debt	129,209	129,966
Other liabilities	88,415	80,348

Commitments and contingencies
Stockholders’ equity:
Series preferred stock, par value $.01; authorized 25,000 shares, none outstanding	—	—
Common stock, par value $.01; authorized 6,000,000 shares; issued 2,493,371 and 2,476,821 shares	24,934	24,768
Additional paid-in capital	7,094,609	6,894,823
Deferred compensation	(121,352)	(94,068)
Retained earnings	4,898,766	4,566,157
Accumulated other comprehensive income (loss), net	(46,156)	2,197
Treasury stock, at cost; 88,699 and 62,082 shares	(818,799)	(509,156)

Total stockholders’ equity	11,032,002	10,884,721

Total liabilities and stockholders’ equity	$14,489,432	$14,092,860

EMC CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	For the Six Months Ended
	June 30, 2004	June 30, 2003
Cash flows from operating activities:

Net income	$332,609	$116,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	297,111	265,670
Non-cash restructuring and other special charges	17,051	5,732
Amortization of deferred compensation	26,465	4,939
Provision for doubtful accounts	3,106	10,416
Deferred income taxes, net	40,129	41,943
Tax benefit from stock options exercised	24,122	—
Other	(987)	(2,240)
Changes in assets and liabilities, net of acquisitions:
Accounts and notes receivable	1,153	153,492
Inventories	(21,371)	(65,916)
Other assets	3,655	(63,392)
Accounts payable	15,570	(56,049)
Accrued expenses	(64,858)	(72,093)
Income taxes payable	24,097	198,397
Deferred revenue	183,083	173,488
Other liabilities	3,727	(99,889)

Net cash provided by operating activities	884,662	611,420

Cash flows from investing activities:
Additions to property, plant and equipment	(174,465)	(180,552)
Capitalized software development costs	(86,374)	(57,250)
Purchases of short and long-term available for sale securities	(3,296,873)	(2,529,704)
Sales of short and long-term available for sale securities	3,072,175	2,245,272
Maturities of short and long-term available for sale securities	60,333	111,289
Business acquisition, net of cash acquired	(537,701)	—
Other	(22,506)	(7,626)

Net cash used in investing activities	(985,411)	(418,571)

Cash flows from financing activities:
Issuance of common stock	106,188	41,760
Purchase of treasury stock	(309,643)	(730)
Payment of long-term and short-term obligations	(3,088)	(24,412)
Proceeds from long-term and short-term obligations	—	4,609

Net cash (used in) provided by financing activities	(206,543)	21,227

Effect of exchange rate changes on cash	443	3,884

Net (decrease) increase in cash and cash equivalents	(306,849)	217,960
Cash and cash equivalents at beginning of period	1,869,426	1,686,598

Cash and cash equivalents at end of period	$1,562,577	$1,904,558

EMC Corporation

Supplemental Financial Data

Revenue Analysis

(in thousands)

Unaudited

Revenue Components

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	YTD 2003	Q1 2004	Q2 2004	YTD 2004
Revenues
Systems	$752,387	$803,814	$801,075	$957,411	$3,314,687	$894,956	$930,230	$1,825,186
Software	298,591	321,249	344,584	444,443	1,408,867	483,640	525,549	1,009,189
Services	306,025	328,370	341,113	438,235	1,413,743	473,155	498,449	971,604
	1,357,003	1,453,433	1,486,772	1,840,089	6,137,297	1,851,751	1,954,228	3,805,979
Other Businesses	27,148	25,867	24,075	22,421	99,511	19,878	16,956	36,834

Total Consolidated Revenues	$1,384,151	$1,479,300	$1,510,847	$1,862,510	$6,236,808	$1,871,629	$1,971,184	$3,842,813

Percentage impact to EMC revenue growth rate due to changes in exchange rates from the prior year	2.5%	3.1%	2.9%	5.1%	3.7%	5.9%	3.9%	4.8%

EMC Corporation

Supplemental Financial Data

Revenue Analysis

(in thousands)

Unaudited

Supplemental Revenue Data

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	YTD 2003	Q1 2004	Q2 2004	YTD 2004

Symmetrix Hardware and Software Revenue ( a )	$574,944	$618,297	$624,847	$732,371	$2,550,459	$671,838	$650,181	$1,322,019

CLARiiON Hardware and Software Revenue ( a )	217,896	228,324	227,595	269,572	943,387	284,615	326,086	610,701

Connectivity Revenue ( b )	130,290	136,578	136,637	161,478	564,983	143,516	164,326	307,842

EMC-only Platform Software Revenue ( c )	199,791	211,461	228,994	251,452	891,698	251,135	263,168	514,303

Multi-Platform Software Revenue: ( d )	98,800	109,788	115,590	192,991	517,169	232,505	262,381	494,886

EMC				$127,693		$125,316	$147,941	$273,257
Legato				40,409		36,849	41,719	78,568
Documentum				24,889		37,188	33,890	71,078
VMware				—		33,152	38,831	71,983

Total Multi-Platform Software Revenue				$192,991		$232,505	$262,381	$494,886

Software Maintenance Revenue				$138,508		$176,102	$189,947	$366,049

Total Software License and Maintenance Revenue				$582,951		$659,742	$715,496	$1,375,238

Legato Software and Services Revenue				$77,299		$83,001	$86,305	$169,306

Documentum Software and Services Revenue				$30,731		$81,000	$77,961	$158,961

VMware Software and Services Revenue						$39,294	$47,198	$86,492

( a )	Includes hardware, hardware upgrades and platform software.
( b )	Includes Connectrix fibre channel switch/director revenues and Celerra file server revenue, exclusive of disk revenue.
( c )	Includes software products whose operation requires the EMC platform operating environments.
( d )	Includes software products whose operation does not require the EMC platform operating environments.

EMC CORPORATION

Supplemental Schedule of Earnings Adjusted to Expense Stock Options

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net income	$192,804	$81,739	$332,609	$116,922

Stock option expense	(96,266)	(93,608)	(184,056)	(187,241)

Adjusted net income (loss)	$96,538	$(11,869)	$148,553	$(70,319)

Net income per weighted average share, basic - as reported	$0.08	$0.04	$0.14	$0.05

Net income per weighted average share, diluted - as reported	$0.08	$0.04	$0.14	$0.05

Adjusted net income (loss) per weighted average share, basic	$0.04	$(0.01)	$0.06	$(0.03)

Adjusted net income (loss) per weighted average share, diluted	$0.04	$(0.01)	$0.06	$(0.03)